Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Form S-8 (Nos. 333-177025, 333-188739, 333-194952, 333-206043) and Form S-3 (Nos. 333-206402 and 333-205614) of IDI, Inc. (the “Company”) of our report dated April 27, 2015, on our audit of the consolidated balance sheet of Fluent, Inc. and subsidiaries as of December 31, 2014 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended which report is included in this Current Report on Form 8-K of the Company.

/s/ EISNERAMPER LLP

New York, New York

December 2, 2015